Sacramento,  February  16, 2000:  Alternative  Technology  Resources,  Inc.
(ATR), announced today that it has engaged a New York based financial and investment banking firm to assist the Company in raising up to $70 million through the private placement of common stock. The actual price of the common stock has yet to be determined, but is expected to be between $5.00 and $6.00 per share. The placement is expected to close in the second quarter of this calendar year. The proceeds from the private placement will be used to develop the Company's proposed Internet Medical Provider Network.

     The common stock to be issued in the proposed offering will not be registered with the SEC and may not be offered or resold in the United States without registration or an exemption from registration. No assurance can be given that the Company will be successful in raising any capital or that the Company will be able to issue the shares at the anticipated price.